Exhibit 99.1

Media Contacts:	Investor Contact:
Anne McNally aemcnally@statestreet.com +1 617-664-8576 Carolyn Cichon ccichon@statestreet.com +1 617-664-8672	Anthony Ostler agostler@statestreet.com +1 617-664-9797
STATE STREET ANNOUNCES SETTLEMENT AGREEMENT WITH DEPARTMENT OF JUSTICE AND THE UNITED STATES ATTORNEY FOR THE DISTRICT OF MASSACHUSETTS RELATED TO SIX EMEA-BASED CLIENTS OVERCHARGED FOR TRANSITION MANAGEMENT SERVICES IN 2010 AND 2011
Boston - January 18, 2017 - State Street Corporation (NYSE: STT) today announced that it has entered into a settlement agreement with the US Department of Justice and United States Attorney for the District of Massachusetts (DOJ) that resolves their investigation of the Company concerning six EMEA-based (Europe, Middle-East and Africa) clients that were overcharged for transition management services in 2010 and 2011. As previously disclosed, the Securities and Exchange Commission (SEC) has been conducting its own investigation into this matter. State Street is in discussions with the SEC Staff regarding a resolution of the matter, and has reached an agreement in principle with the Staff of the SEC to pay a penalty of $32.3 million (equal to the penalty being paid to the DOJ). Resolution of the matter is subject to completion of negotiations with the SEC Staff on the other terms of the settlement, followed by review and consideration by the SEC.
After learning of this misconduct in 2011, State Street reported this matter to the UK Financial Conduct Authority (FCA) and cooperated with the FCA and other governmental agencies, while simultaneously conducting its own internal investigation with the assistance of independent advisors. State Street deeply regrets this matter and accepts responsibility for the actions of its former employees. The company fully reimbursed the six clients that were impacted, terminated responsible employees, appointed new executives to lead its transition management business, and implemented new and stronger controls. State Street has previously disclosed the investigation that is being resolved by this settlement.

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Over the past five years, State Street has significantly strengthened its risk, compliance and controls infrastructure including by:

•	More than doubling its headcount in compliance;

•	Significantly increasing its investment in compliance, audit and risk management; and

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Implementing firm-wide programs on ethical decision making and encouraging employees at all levels to speak up if they see something wrong, and to challenge decisions or actions if they think they’re wrong.

Under the terms of the settlement with the DOJ, State Street will, among other actions, pay a penalty of $32.3 million. A copy of the deferred prosecution agreement, which includes a statement of facts concerning the instances of overcharging, will be posted to the Company’s website. As noted above, State Street intends to reach a settlement with the SEC and has offered, among other things, to pay a penalty of $32.3 million. The Company had previously recorded a total accrual of $42 million regarding the DOJ and SEC investigations in previously filed financial statements, and it has recorded a total additional accrual of $23 million in the fourth quarter of 2016 with respect to the DOJ settlement and potential SEC settlement. As previously disclosed, State Street entered into a settlement with the FCA in 2014 concerning this conduct.
About State Street Corporation
State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors, including investment servicing, investment management and investment research and trading. With $29 trillion in assets under custody and administration and $2 trillion* in assets under management as of September 30, 2016, State Street operates in more than 100 geographic markets worldwide, including the US, Canada, Europe, the Middle East and Asia. For more information, visit State Street’s website at www.statestreet.com.
* Assets under management were $2.4 trillion as of September 30, 2016. AUM reflects approximately $40 billion (as of September 30, 2016) with respect to which State Street Global Markets, LLC (SSGM) serves as marketing agent; SSGM and State Street Global Advisors are affiliated.
Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, operations and strategies and our discussions with the SEC Staff regarding resolution of the SEC’s investigation referenced in this news release. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "will," "goal," "objective," "intend," "plan," "forecast," "outlook," "believe," "anticipate," "estimate," "seek," "may," "trend," "target," "strategy" and "expect," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this news release. Important factors that may also affect future results and outcomes include, but are not limited to: a resolution of the SEC’s investigation referenced in this report on the terms agreed upon with the Staff or otherwise is not final and is subject

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to completion of negotiations with the SEC Staff on the other terms of the settlement, followed by review and consideration by the SEC, and the terms of any such settlement, including, without limitation, the amount of the related penalty, remain subject to change. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2015 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.

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The whole or any part of this work may not be reproduced, copied or transmitted or any of its contents disclosed to third parties without State Street express written consent.
State Street Corporation, One Lincoln Street, Boston, MA 02111-2900
CORP-2574
Expiring date: 01/31/2019

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